March 25, 2020

Stephen R. Scherger
Chief Financial Officer
GRAPHIC PACKAGING HOLDING CO
1500 Riveredge Parkway, Suite 100
Atlanta, GA 30328

       Re: GRAPHIC PACKAGING HOLDING CO
           Form 10-K for the Year Ended December 31, 2019
           Filed February 11, 2020
           File No. 001-33988

Dear Mr. Scherger:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing